Exhibit 99.1

Bonnie K. Wachtel

                  1101 Fourteenth St., NW #800

      Washington, DC 20005

202-898-1144

April 5, 2006

Board of Directors

Integral Systems, Inc.

Gentlemen:

Please accept this letter as notice that I resign from the Board of Integral Systems, effective 6pm April 11, 2006. My reasons for this action are the corporate governance concerns set forth below, together with the Company’s decision not to publish my letter of March 30, 2006, which this letter largely restates. As a substantive matter, my principal disagreement with the Company concerns the actions taken recently to classify the Board, excluding shareholders, which could complicate and delay the process of selling the Company. As before, because my views are well known to the Board, this letter is principally written for shareholders.

The Company now stands in a highly unusual posture. In February, the Board announced its intention to explore strategic alternatives for increasing shareholder value. In March, it announced extraordinary measures that appear to exclude any outside shareholder from having input in that process, or even being able to observe it from a seat on the Board. If a straightforward sale process is contemplated, as I believe many shareholders expect, why were these measures required? Public markets depend on confidence; these measures diminish confidence. I do not advocate that any shareholder take action on the basis of this letter, but wish to state my strong disagreement with these measures and to elaborate their context. Finally, I do not believe my concerns, which relate exclusively to actions of the Board and upper management, should diminish the value of Integral in the eyes of any outside buyer. These concerns will be answered by a change of control.

The balance of this letter is organized around the three issues Warren Buffett has cited as key concerns for a corporate Board: (1) do we have the right CEO; (2) is compensation reasonable; and (3) are corporate actions appropriate with respect to acquisitions and sale of the company. I’ll add a fourth that may have seemed too obvious to mention: is corporate governance maintained at an acceptable level.

I. Does this Company Have the Right CEO?

I doubt if anyone reading this letter is unaware of the fact that, in February of this year, the misdemeanor criminal counts facing Integral’s CEO, Steven R. Chamberlain – involving sexual misconduct with a young teenage girl — were dismissed in favor of felony charges. To the best of my knowledge, not a moment has been spent in the Boardroom discussing the effect on the Company of this development. My current concern regarding Mr. Chamberlain, however, is not focused on the criminal charges but on the enigmatic quality of certain of his recent decisions.

Of particular note are a series of actions beginning in a Board Meeting held on February 23, 2006.

The Board discussed the provisions of Maryland law later described in the Form 8-K filed by the Company on March 13. Mr. Chamberlain made clear that he believed that a majority of shareholders would likely support replacing the Board with the objective of selling the Company. Accepting this fact, he also was constructive regarding a sale. The decision on whether to classify the Board, therefore, as I understood it, boiled down basically to the following: who is in the best position (the current Board or a new one chosen by shareholders) to oversee that process?

As I recall, the rationale stated at that meeting in favor of the current Board was principally unfounded conjecture (another Board might do something bad). Any possible shortcomings of the current directors were not discussed. Regardless of the reasons, however, a motion to adopt the restrictive provisions failed when Mr. Chamberlain declined to support it. This position was consistent with my understanding of that gentleman’s personal libertarian philosophy, a position he has long held and often expressed.

Following this meeting, it was my impression that Mr. Chamberlain intended to cooperate with the outside shareholders, an impression buttressed by a letter from him to employees (“it is our intention to cooperate”); and the representations recently filed by Mellon HBV, the Company’s largest shareholder (“we met with you and Company management... and believed we had an understanding on placing some of our nominees on the Board”). This impression was shared by my colleague, Mr. Laiti, leading to a decision on his part not to stand for reelection, communicated to the Board on February 28. (This decision was later withdrawn at management’s request.) Mr. Chamberlain reversed his stand on the classified Board at a brief meeting held outside my presence on March 13. When asked at a subsequent meeting ( March 16) about the reason for his change of heart, he responded essentially as follows: “I haven’t told anyone why I changed my mind Bonnie, and I never will.”

I have previously addressed the mercurial nature of Mr. Chamberlain’s personality in the context of a profound and I believe unfounded reversal of his attitude toward me. Let me elaborate by stating that numerous individuals are known to me whom I understand have shared a similar experience, a fact which also grounded my decision in January that the firm should be sold. A further pattern seems to emerge when this behavior is viewed in conjunction with his recent actions regarding Maryland law. I am one of Mr. Chamberlain’s most longstanding public shareholders, and bow to no one in appreciation of his gifts. I would like to understand the reasons for his actions, and have confidence in his statements with respect to future intentions and plans. On the basis of recent experience, I find this difficult.

II. Is Compensation Reasonable?

As noted, Mr. Chamberlain wrote to employees in mid-February regarding communication he received from Mellon HBV requesting a change in the Company’s Board. Mr. Chamberlain wrote: “Please be assured that the senior management of this Company will be actively engaging in discussions with any potential new owners to try to protect our employees, our management and our culture going forward.... It is our intention to cooperate, but we must be assured that we have certain protections in place for all of us to the extent possible.” Later, on February 24, he noted in a similar letter that the management team would “actively seek buyers that preserve the company’s autonomy, culture and benefits.” Shareholders and employees may be interested in a closer focus on some of the protections being discussed.

On February 16, the Board was alerted by e-mail to a telephone call received by Mr. Chamberlain from Mellon HBV. The e-mail read in pertinent part:

“Please be advised that as a result of this call, ISI’s management intends to present proposals to you in the very near future for the award of change of control contracts for key members of the staff and for the issuance of new stock option awards.”

By February 20, the proposal had firmed to a request for six to seven people (the group surrounding Mr. Chamberlain, self-referenced as the G-7) to receive one-year current employment contracts, including three year severance payments should the holders be terminated without cause within two years of a change of control. Benefits were noted to include 30% target bonus along with company paid healthcare. Management also requested less generous contracts for an unspecified number of other employees.

By the Board Meeting on February 23, the proposal had been reshaped after consultation with counsel. Severance benefits were now only measured at eighteen months for the G-7, however, a completely new benefit had been added consisting of a percentage of the sale price of the Company. Under this second proposal, ten percent of the proceeds of the sale above $300 million would be awarded to management, under a distribution which (if I understood it correctly) would provide 75% of the proceeds to the G-7. The reasoning behind this proposal, as I recall, is that the management would assist the investment bankers and therefore should be paid like them.

The compensation committee tabled these proposals pending expert consultation. Management sought a quick resolution before control changed on the Board, while I sought explicit consultation with shareholders (presumably soon being added as directors). Management’s desire for a quick resolution changed, however, once shareholder representation was rebuffed. At the Board Meeting on March 16, Mr. Chamberlain requested that the compensation committee defer consideration of the contracts until after the Annual Meeting (when I will be gone). Moreover, I do not find it surprising that the G-7 has sought to place this issue under the control of my colleagues Messrs Laiti and McComas. While I respect many aspects of my colleagues’ service as directors, I do not recall them having ever challenged a management compensation proposal (other than in an effort I was leading) in the ten-plus years that we have served on this Board.

Since I will not be voting on the compensation proposals, let me offer the following comments based on my long experience with the Company:

(1) The circumstances under which shareholders have requested a change in control (see my previous letters) are not those which would normally support an increase in pay or benefits.

(2) With respect to contracts, the G-7 is a diverse group of individuals each of whom should be considered separately. Generous severance benefits are not necessary, in my opinion, as a retention tool based on their individual circumstances and relative importance to the Company. I do not oppose ordinary severance arrangements, which I believe are best measured by the benefits that the G-7 has offered to other individuals in prior years.

(3) In my opinion, a reasonable bonus to be paid on sale should be distributed at least as widely throughout the Company as the current bonus plan. This would reinforce the best aspects of the culture of Integral Systems as a collection of skilled professionals. Each member of the G-7 already holds options that provide an incentive for maximizing the value on sale.

(4) Management’s initial request for additional stock option awards deserves special note, because it appears at odds with the position expressed to the Board consistently throughout 2005. As illustration, minutes of a March meeting state: “Mr Gough announced that management had determined that it was in the best interest of the Company to eliminate the option program going forward.” In August, the Company announced in an 8-K filing: “The Company does not currently intend to grant any stock options to employees in the future.” A memorandum on the bonus plan issued shortly thereafter notes that the pool was increased up to 50% “to help compensate for stock option plan abandonment.” The proxy statement recently released makes no mention of these forward policy decisions, but instead states that the compensation committee “may elect to grant stock options to executive officers in the future.” (For this reason, among others, I voted against the proxy statement’s release.) The apparent willingness of my fellow directors and the G-7 to change their position with respect to options so quickly after announcing it to shareholders is troubling. I would like to have confidence in the statements of these individuals regarding their future intentions and plans. On the basis of recent experience, I find this difficult.

Finally, with respect to a broader evaluation of the G-7, it is my hope that, in the event this Company is not sold, a new group of directors will investigate allegations of disturbing group behavior related to Mr. Chamberlain’s abrupt changes in attitude toward individuals at the firm. These allegations also conditioned my decision to call for the firm to be sold. I invite readers who have a general interest in this subject — the dark side of corporate teamwork in the context of human relations — to visit any internet site that discusses workplace mobbing.

III. Does the Board Enforce Acceptable Standards of Corporate Governance?

Despite the problems noted above, I would not have written this letter were it not for a specific series of actions taken by the Company with respect to the March 13 meeting. The meeting took place at 8:30 am. When I learned of it later that morning, I promptly sent an e-mail to the Board — and separately to counsel and the audit committee — protesting the lack of notice, particularly in light of the seriousness of the matters discussed. (Those issues, I subsequently learned, were identified on the notice simply as “other corporate governance matters.”)

Of greatest concern to me, however, are the actions of the Company later that day. At 2:40 pm, an inside director replied to me with evidence purporting to show that notice had been properly sent. I replied to this gentleman that his evidence showed exactly the opposite, a communication to which I received no reply. Later, at the rather unusual hour of 3:35 pm, the Company filed an 8-K announcing what had transpired at the meeting that day.

On this matter, I have communicated to the audit committee using stronger language than I have ever used with respect to any other issue at Integral Systems. Despite this, I have not been contacted with an inquiry of any kind by any committee member indicating a willingness to look behind the management representation. With all due respect to my colleagues, I find their actions in this matter unacceptable at any level.

The failure of notice could have been corrected easily when first detected. Now added to the situation are a failure to acknowledge the problem or make proper investigation. Moreover, this incident reflects precisely on the question addressed at the meeting itself: is the current Board the appropriate body to oversee the Company. This behavior also unavoidably brings to mind other shortcomings of the current Board which could have been discussed at the meeting had I been present. The current Board appears to have lost the confidence of its previous law firm, Piper Rudnick, of it’s previous accounting firm, Grant Thornton; of regulators at the SEC and Nasdaq, to the extent that they have opened informal inquiries into the Company’s practices; and apparently, of the majority of the Company’s shareholders. The relationship of the current Board to shareholders should have been discussed thoroughly together with consideration of alternatives.

Management’s actions with respect to the notice issue are also disturbingly reminiscent of another incident which occurred immediately after my original letters were published. The Washington Post ran a story (appearing January 12, 2006) in which one of the inside directors was cited as stating that the Board had conducted “an independent review” essentially dismissing my concerns, “led by a former SEC attorney not affiliated with the Company.” On reading this, I informed the reporter that the attorney referenced was a partner at Venable, Integral’s outside counsel. Venable had never claimed to be independent and had simply assisted in an internal review. It is my understanding that the reporter then sought clarification of the earlier statement for a follow-up story from numerous sources at Integral — inquiries that have yet to receive a reply. The process seems to be: put out misinformation; when it’s challenged, don’t respond.

The broader context in which all of this must be viewed are acceptable standards for Board service in a world after Sarbanes-Oxley. I cannot believe any informed observer could expect shareholders to wait long for harm to accrue in a regime that displays repeated disdain for good governance practices and obliviousness to red flags. The law of Maryland – Senator Sarbanes’ home state – could not be intended to have such an unfortunate effect on the public.

IV. Is this Company for Sale?

The Company has filed an 8-K stating that it will hire an investment banker to explore strategic options. When I suggested that this filing contain an explicit reference to possible sale of the Company, the request was turned down.

Mr. Chamberlain’s letters to employees show an openness to sell, albeit one qualified by references to protections, preferences and control. Writing on March 14, he states: “We believe that our shareholders and employees are best served if we control the process of selling the Company rather than turning that control over to a third party.” The “third party” is the shareholders themselves.

In closing, I believe that confidence in this process requires confidence in Mr. Chamberlain and the Board. I fail to see how the Board can see itself as acting in good faith when outside shareholders are deliberately excluded. Integral is a complex situation, involving criminal matters and numerous other areas of concern. Special oversight, of both compensation and the investment banking process, is warranted. The decision to exclude shareholders from participation, under these highly unusual conditions, is misguided and should be reversed.

Sincerely,

/s/ Bonnie K. Wachtel
Bonnie K. Wachtel